Exhibit 99.1

FOR IMMEDIATE RELEASE
July 25, 2003
FOR FURTHER INFORMATION
CONTACT DAVID A. BOCHNOWSKI
(219) 836-4400

NORTHWEST INDIANA BANCORP REPORTS
QUARTERLY EARNINGS

     Munster, Indiana — The NorthWest Indiana Bancorp, the holding company for Peoples Bank, reported earnings of $1.5 million, or $0.53 basic earnings per share for the quarter ended June 30, 2003, compared to $1.4 million, or $0.50 basic earnings per share for the same period a year earlier. For the six months ended June 30, 2003, the Bancorp reported earnings of $2.9 million, or $1.06 basic earnings per share compared to $2.7 million, or $0.98 basic earnings per share for the same period a year earlier. The current six month earnings represent an 8.8% increase over the prior year.

     The current quarter earnings represent a return on assets (ROA) of 1.21% and return on equity (ROE) of 14.58%. ROA for the six months was 1.22% and ROE was 14.56% according to David A. Bochnowski, Chairman and Chief Executive Officer.

     “The Bank’s loan growth was funded by increases in core accounts during the quarter resulting in increased income. In addition, our operations have been geared to the active management of our balance sheet in the current economic environment,” said Bochnowski.

     Bochnowski attributed the Bancorp’s performance to loan growth, strong core earnings, increased income from other banking activities, and operating efficiencies.

     During the six months loan growth totaled $15.5 million, with increases taking place in construction and development loans, residential loans, commercial real estate loans, and loans to local governmental agencies. Loan growth was funded primarily with increased core account balances and a reduction of overnight investments. Core accounts, which include checking, savings, money market and sweep accounts grew $7.3 million. Balances in these accounts represented 51.2% of the Bancorp’s total funds at June 30, 2003. Overnight investments, which include federal funds and interest-bearing balances at other financial institutions, were reduced by $7.3 million.

     Core earnings or net interest income, the difference between interest income from loans and investments and interest expense paid to funds providers, totaled $4.6 million for the current quarter, compared to $4.4 million reported for the quarter ended June 30, 2002. For the six months ended June 30, 2003, core earnings totaled $9.2 million compared to $8.6 million for the same period a year earlier, an increase of 7.1%.

     The Bancorp’s net interest margin, net interest income divided by average interest-earning assets, was 4.04% for the current quarter, compared to 3.99% reported for the quarter ended June 30,

5

2002. For the six months ended June 30, 2003, the net interest margin was 4.06% compared to 3.99% for the same period a year earlier.

     Income from other banking activities increased by 22.7% for the current quarter and 19.9% for the last six months, compared to the same periods of the prior year. The improvement was due to increased income from fees and service charges and gains taken on loan sales and securities because of the change in the current interest rate environment.

     The Bancorp’s focus on being a low cost provider of high quality services is reflected in an efficiency ratio of 54.3% for the quarter and 54.5% for the current six months. The ratio is determined by dividing total noninterest expense by the sum of net interest income and total noninterest income for the period and indicates the Bancorp’s ability to manage operating costs.

     “Peoples Bank has been able to grow our loan portfolio while maintaining asset quality at an acceptable level,” Bochnowski noted.

     Despite the current general economic pressures, the Bancorp’s nonperforming loans to total assets remains at the manageable level of 0.41%, with foreclosed real estate totaling $700 thousand or 0.14% of total assets. The Bancorp continues to maintain an adequate reserve for loan losses that was .96% of total loans at June 30, 2003.

     At June 30, 2003, total assets were $496.5 million. Shareholders equity stood at $40.4 million or 8.1% of total assets. The book value of the Bancorp’s stock stood at $14.72 per share.

     The NorthWest Indiana Bancorp stock is quoted on the OTC Bulletin Board under NWIN. The Bancorp’s subsidiary, Peoples Bank has offices in East Chicago, Dyer, Hammond, Hobart, Merrillville, Munster, and Schererville, Indiana. The Bank’s website at www.ibankpeoples.com provides information on the Bank’s products, services, interest rates and investor relations.

     “Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause the Bancorp’s actual results to differ from those expected at the time of this release. These include, but are not limited to, changes in economic conditions in the Bancorp’s market area, changes in policies by regulatory agencies, fluctuation in interest rates, demand for loans in the Bancorp’s market area and competition. Readers are urged to carefully review and consider the various disclosures made by the Bancorp in its periodic reports files with the Securities and Exchange Commission.

6